Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in the Registration Statement No. 333-267936 on Form S-1/A, of our auditor’s report dated March 30, 2023 with respect to the consolidated financial statements of Rumble Inc. and its subsidiaries as at December 31, 2022 and 2021 and for each of the years in the two-year period ended December 31, 2022, as included in the Annual Report on Form 10-K of Rumble Inc. for the year ended December 31, 2023, as filed with the United States Securities and Exchange Commission.

We also consent to the reference to our firm under the heading “Experts” in the Form S-1/A.

Chartered Professional Accountants

Licensed Public Accountants

May 21, 2024

Toronto, Canada